Exhibit 10.1

PRE-INCORPORATION AND SHAREHOLDERS AGREEMENT

i

	1.27	Offeror	3
	1.28	Other Shareholder(s)	3
	1.29	Person	3
	1.30	Pesos	3
	1.31	Prime Rate	3
	1.32	Purpose	3
	1.33	Ramirez Shares	3
	1.34	Recipient	3
	1.35	Request for Arbitration	3
	1.36	Series A Shares	3
	1.37	Series B Shares	4
	1.38	Series C Shares	4
	1.39	Shareholder	4
	1.40	Shareholder’s Notice	4
	1.41	Shares	4
	1.42	Subsidiary	4
	1.43	Territory	4
	1.44	Transfer	4
	1.45	Unaffected Party	4
2.	Formation of Company		4
	2.1	Execution of Shareholders Agreement	4
3.	Representations and Warranties of the Shareholders		4
	3.1	Representations and Warranties of INVO	4
	3.2	Representations and Warranties of Arredondo	5
	3.3	Representations and Warranties of Ramirez	6
4.	Company Formation and Operations		6
	4.1	Formation of Company	6
	4.2	Capital Stock; Series A Shares, Series B Shares, and Series C Shares	7
	4.3	Organizational Filings	7
	4.4	National Foreign Investment Registry	8
	4.5	Accountants and/or Auditors	8
	4.6	Financial Statements and Other Information	8
	4.7	Inspection of Property	9

	4.8	Insurance	9
	4.9	Business Plan, Budgets	9
5.	The Territory, Non-Competition and Other Covenants by the Shareholders		10
	5.1	Territory	10
	5.2	Exclusivity	10
6.	Term; Termination and Dissolution		10
	6.1	Term	10
	6.2	Termination of Agreement	10
	6.3	Survival of Provisions	10
	6.4	Winding Up and Dissolution	10
7.	Transfer and Sale		10
	7.1	Transfers	10
8.	Right of First Refusal on Sale of Shares		11
	8.1	Right of First Refusal	11
	8.2	Expiration of Option	11
	8.3	Shareholder’s Notice	11
9.	Corporate Governance Provisions		12
	9.1	Governance	12
	9.2	Management	13
	9.3	Inconsistent Terms	13
10.	Business Plan: Financing of Company		13
	10.1	Business Plan	13
	10.2	Capital Funding	13
11.	Anti-Corruption Policies		13
	11.1	Anti-Corruption Principles	14
	11.2	US Foreign Corrupt Practices	14
	11.3	Corrective Actions	14
12.	Arbitration		14
	12.1	Exclusive Method for Resolution of Disputes	14
	12.2	Applicable Rules	14
	12.3	Procedures for Initiation of Arbitration	15
	12.4	Venue, Language	15
	12.5	Selection of Arbitrators	15

	12.6	Award/Confirmation, Vacation and Enforcement	15
13.	Confidentiality		15
	13.1	Confidential Information	15
	13.2	Restrictions on Disclosure and Use	16
	13.3	Exceptions	16
	13.4	Required Disclosures	16
	13.5	No Rights Granted	17
	13.6	Enforcement by Government Action In Mexico	17
14.	Notices		17
15.	Successors and Assigns		18
16.	Governing Law		18
17.	Interpretation		18
18.	Waiver		19
19.	Survival of Representations and Warranties		19
20.	Amendment		19
21.	Counterparts		19
22.	Specific Performance		19

PRE-INCORPORATION AND SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT is made and entered into as of the 9/21/2020 (“Shareholders Agreement”) by and between INVO Centers, LLC, a limited liability company organized under the laws of the State of Delaware, U.S.A., whose principal office is located at 5582 Broadcast Court Sarasota, Florida, U.S.A. (“INVO”), Francisco Arredondo, M.D. PLLC a professional limited liability company organized under the laws of Texas whose principal office as located at 4 Chipping Glen, San Antonio, Texas, 78257 (“Arredondo”) and Ramirez a limited liability company organized under the laws of Texas whose principal office as located at 2000 South Main Street, Suite 585, McAllen, Texas, 78503 (“Ramirez”), together with INVO and Arredondo, the “Shareholders”).

WHEREAS, INVO, Arredondo and Ramirez intend to commercialize the INVO IVC procedures and offer related medical treatments and services in Mexico (the “Business”);

WHEREAS, INVO, Arredondo and Ramirez intend to develop the Business and desire to become shareholders in a Mexican company set up as a sociedad anonima de capital variable (“Company”), to be incorporated in Mexico pursuant to the Mexican General Corporations Code (the “Code”) and to be named Positib Fertility, S.A. de C.V., and to have its corporate domicile in ‘‘‘‘‘‘‘‘‘‘‘‘‘ Monterrey, Nuevo Leon, México;

WHEREAS, this Shareholders Agreement will also set forth the rights and obligations of the Shareholders with respect to Company, certain agreements as to the management of Company and the transfer of capital stock of the Company; and

WHEREAS, the Company will be incorporated, set up and organized pursuant to the terms of this Shareholders Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.     Definitions.

Except as set forth in this Section 1 and as otherwise indicated herein, capitalized terms used herein without definition shall have the meaning set forth in this Shareholders Agreement. The following terms when used in this Shareholders Agreement with initial capital letters, shall have the respective meanings set forth in this Section 1.

1.1     Affected Party. The term “Affected Party” shall mean INVO, Arredondo or Ramirez, and their respective permitted successors and assigns, if such party is a party to or affected by a Transfer of Shares.

1.2     Affiliate. The term “Affiliate” shall mean any other Person directly or indirectly Controlling, Controlled by, or under common Control with the Person to which such term applies.

1.3     Arbitral Tribunal. The term “Arbitral Tribunal” shall have the meaning set forth in Section 12.5.

1.4     Arredondo Shares. The term “Arredondo Shares” shall mean Series B Shares held by Arredondo.

1.5     Award. The term “Award” shall have the meaning set forth in Section 12.6.

1.6     Board. The term “Board” shall have the meaning set forth in Section 9.1.

1.7     Business Day. The term “Business Day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of Mexico or the U.S.A., or is a day on which banking institutions in Mexico or the U.S.A, are authorized or required to be closed by law or other governmental action.

1.8     Business Plan. The term “Business Plan” shall mean the business plan relating to Company’s business attached hereto as Exhibit B. which shall be incorporated herein by this reference.

1.9     Company. The term “Company” shall have the meaning set forth in Section 4.

1.10   Company Bylaws. The term “Company Bylaws” shall mean the charter document (estatutos sociales) of Company, substantially in the form of Exhibit A attached hereto and incorporated herein by this reference.

1.11     Confidential Information. The term “Confidential Information” shall have the meaning set forth in Section 13.1.

1.12     Contracts. The term “Contracts” shall mean the Independent Contractor Agreement and the Purchase Orders used by the Company.

1.13     Control. The terms “Control” and its correlatives “Controlling” and “Controlled,” when used by themselves and not as part of a defined term, mean with respect to an entity the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the power to approve major decisions, of such entity, whether through the ownership of voting interests or by contract or otherwise including the possession of direct or indirect equity or beneficial interests in the profits or voting control of any entity.

1.14     Director. The term “Director” shall have the meaning set forth in Section 9.1.

1.15     Disclosing Party. The term “Disclosing Party” shall have the meaning set forth in Section 13.1.

1.16     Dispute. The term “Dispute” shall have the meaning set forth in Section 12.1.

1.17     Disputing Person. The term “Disputing Person” shall have the meaning set forth in Section 12.3

1.18     Fundamental Decisions. The term “Fundamental Decisions” shall have the meaning set forth in Annex I.

1.19     ICC Rules. The term “ICC Rules” shall have the meaning set forth in Section 12.2.

1.20     Independent Contractor Service Agreement. The term “Independent Contractor Agreement” shall mean the agreement to be entered into between Arredondo and Company for the personal consulting services to be provided substantially in the form of Exhibit D attached hereto and incorporated herein by this reference.

1.21     Initial Shares. The terms Initial Shares shall mean the shares of the Company as described in Section 4.2.

1.22     INVO Purchase Order. The term “INVO Purchase Order” shall mean the purchase orders used between INVO Bioscience Inc. and Company for the supply of the INVO IVC products, material, technical assistance and training substantially in the form of Exhibit C attached hereto and incorporated herein by this reference.

1.23     INVO Shares. The term “INVO Shares” shall mean Series A Shares held by INVO.

1.24     Mexico. The term “Mexico” shall mean the United Mexican States.

1.25     Notice of Exercise. The term “Notice of Exercise” shall have the meaning set forth in Section 8.1.

1.26     Offer. The term “Offer” shall have the meaning set forth in Section 8.1.

1.27     Offeror. The term “Offeror” shall have the meaning set forth in Section 8.1.

1.28     Other Shareholder(s). The term “Other Shareholders” shall have the meaning set forth in Section 8.1.

1.29     Person. The term “Person” shall mean a natural person, corporation, limited liability company, variable stock company joint venture, partnership or any other entity.

1.30     Pesos. The term “Pesos” shall mean the legal currency of Mexico.

1.31     Prime Rate. The term “Prime Rate” shall mean the prime rate of interest as reported in the “Money Rates” column or similar listing of The Wall Street Journal, in effect from time to time (which rate shall be adjusted on the effective date of each change in such prime rate).

1.32     Purpose. The term “Purpose” shall have the meaning set forth in Section 13.1.

1.33     Ramirez Shares. The term “Ramirez Shares” shall mean Series C Shares held by Ramirez.

1.34     Recipient. The term “Recipient” shall have the meaning set forth in Section 13.1.

1.35     Request for Arbitration. The term “Request for Arbitration” shall have the meaning set forth in Section 12.3.

1.36     Series A Shares. The term “Series A Shares” shall mean Company’s issued and outstanding Series A shares. Each Series A share shall have a par value of Pesos $1,000.

1.37     Series B Shares. The term “Series B Shares” shall mean Company’s issued and outstanding Series B shares. Each Series B share shall have a par value of Pesos $1,000.

1.38     Series C Shares. The term “Series C Shares” shall mean Company’s issued and outstanding Series C shares. Each Series C share shall have a par value of Pesos $1,000.

1.39     Shareholder. The term “Shareholder” shall have the meaning set forth in the heading of this Shareholders Agreement.

1.40     Shareholder’s Notice. The term “Shareholder’s Notice” shall have the meaning set forth in Section 8.1.

1.41     Shares. The term “Shares” shall mean, without duplication (a) all Series A Shares, Series B Shares and Shares C at any time issued to or purchased or otherwise acquired and held by the Shareholders

1.42     Subsidiary. The term “Subsidiary” of any person shall mean any other Person directly or indirectly Controlled by such Person at any time during the term of this Shareholders Agreement and for so long as such Control continues.

1.43     Territory. The term “Territory” shall have the meaning set forth in Section 5.1.

1.44     Transfer. The term “Transfer” shall mean any transfer, sale, pledge, hypothecation, change of control of a shareholder or other disposition, whether voluntary or by operation of law. For purposes of this agreement a change of control shall occur if more than 50% of the stock of a Shareholder is transferred to a Person.

1.45     Unaffected Party. The term “Unaffected Party” shall mean INVO, Arredondo or Ramirez, and their respective successors and assigns, if such party is not a party to or affected by a Transfer.

2.     Formation of Company.

2.1     Execution of Shareholders Agreement.

(a)     Execution of Shareholders Agreement. The execution and delivery of this Shareholders Agreement will take place on or before 10/1/2010. Thereafter, within three weeks, the Shareholders agree to proceed with the formation of the Company pursuant to Section 4. The Company will be incorporated in accordance with the Company Bylaws and Arredondo, Ramirez and INVO shall cause the Company to execute the Independent Contractor Agreement. The Company will acquire exclusively from INVO Bioscience Inc. the INVOcell product to be used by the Company to render its services at cost plus any incurred shipping, customs and related fees. The INVO Purchase Orders and the Independent Contractor Agreement will be substantially in the form attached hereto as Exhibit C and Exhibit D, respectively.

3.     Representations and Warranties of the Shareholders.

3.1     Representations and Warranties of INVO. As a material inducement to INVO entering into this Shareholders Agreement, INVO hereby represents and warrants as follows:

(a)     Organization and Corporate Power. INVO is a limited liability company duly organized and validly existing under the laws of the State of Delaware, U.S.A. INVO has all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Shareholders Agreement.

(b)     Authorization; No Breach. The execution, delivery and performance of this Shareholders Agreement and of any of the Contracts required to be executed by INVO and the transactions contemplated hereby and thereby have been duly authorized by INVO, and such documents constitute valid and binding obligations of INVO, enforceable in accordance with their respective terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights.

(c)     Governmental Consent. No license, permit, consent, approval or authorization of, or filing with, any governmental authority is required in connection with the execution, delivery and performance by INVO of this Shareholders Agreement or any of the Contracts required to be executed by INVO, or the consummation by INVO of any other transactions contemplated hereby or thereby, except as expressly contemplated herein or in the exhibits hereto.

(d)     Absence of Certain Agreements. INVO (i) is not a party to any agreement (other than this Shareholders Agreement), whereby any of the INVO Shares or any interest therein held by it on the date hereof is to be offered, sold, assigned, pledged, hypothecated or otherwise transferred, and (ii) it has no present intention of transferring any INVO Shares or any interest therein to any Person.

3.2     Representations and Warranties of Arredondo. As a material inducement to enter into this Shareholders Agreement, Arredondo hereby represents and warrants as follows:

(a)     Organization and Corporate Power. Arredondo is a professional limited liability company, duly organized, validly existing and in good standing under the laws of the State of Texas. Arredondo has all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Shareholders Agreement.

(b)     Authorization; No Breach. The execution, delivery and performance of this Shareholders agreement and of any of the Contracts required to be executed by Arredondo and the transactions contemplated hereby and thereby have been duly authorized by Arredondo, and such documents constitute valid and binding obligations of Arredondo, enforceable in accordance with their respective terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights.

(c)     Governmental Consent. No license, permit, consent, approval or authorization of, or filing with, any governmental authority is required in connection with the execution, delivery and performance by Arredondo of this Shareholders Agreement or any of the Contracts required to be executed by Arredondo, or the consummation by Arredondo of any other transactions contemplated hereby or thereby, except as expressly contemplated herein or in the exhibits hereto.

(d)     Absence of Certain Agreements. Arredondo (i) is not a party to any agreement (other than this Shareholders Agreement), whereby any of the Arredondo Shares or any interest therein held by it on the date hereof is to be offered, sold, assigned, pledged, hypothecated or otherwise transferred, and (ii) it has no present intention of transferring any Arredondo Shares or any interest therein to any Person.

3.3     Representations and Warranties of Ramirez. As a material inducement to enter into this Shareholders Agreement, Ramirez hereby represents and warrants as follows.

(a)     Organization and Corporate Power. Ramirez is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Texas. Ramirez has all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Shareholders Agreement.

(b)     Authorization; No Breach. The execution, delivery and performance of this Shareholders agreement and of any of the Contracts required to be executed by Ramirez and the transactions contemplated hereby and thereby have been duly authorized by Ramirez, and such documents constitute valid and binding obligations of Ramirez, enforceable in accordance with their respective terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights.

(c)     Governmental Consent. No license, permit, consent, approval or authorization of, or filing with, any governmental authority is required in connection with the execution, delivery and performance by Ramirez of this Shareholders Agreement or any of the Contracts required to be executed by Ramirez, or the consummation by Ramirez of any other transactions contemplated hereby or thereby, except as expressly contemplated herein or in the exhibits hereto.

(d)     Absence of Certain Agreements. Ramirez (i) is not a party to any agreement (other than this Shareholders Agreement), whereby any of the Ramirez Shares or any interest therein held by it on the date hereof is to be offered, sold, assigned, pledged, hypothecated or otherwise transferred, and (ii) it has no present intention of transferring any Arredondo Shares or any interest therein to any Person.

4.     Company Formation and Operations.

The Shareholders will incorporate the Company as follows:

4.1     Formation of Company. On or before 10/1/2020 pursuant to the terms of this Agreement, the Shareholders will complete the formation of the Company before a Mexican Notary Public in Monterrey, Mexico, by executing the public deed containing the articles of incorporation and bylaws of the Company substantially in the form of the draft Company Bylaws attached hereto as Exhibit A. The main purpose of Company will be to establish a fertility center delivering IVC (INVOcell) procedures to a patient population and the Company will have all requisite corporate power and authority necessary to own and operate, and to carry on the Business, as proposed and provided in the Business Plan. The Shareholders acknowledge that subsequent to the execution of the said notarial deed before the notary public, such notary public will cause such deed to be recorded in the Public Registry of Commerce in Monterrey, Nuevo Leon, Mexico. Each of the Shareholders agrees to comply with the Company Bylaws, as they may be amended from time to time, in accordance with the terms of such Company Bylaws.

4.2     Capital Stock; Series A Shares, Series B Shares, and Series C Shares.

(a)     Capital Stock. The Shareholders agree that the capital stock of Company shall be variable, with a minimum fixed capital of Pesos $99,000, represented by 33 shares of Series A Shares, with a par value of Pesos $1,000 each, 33 shares of Series B Shares, with a par value of Pesos $1,000 each, and 33 shares of Series C, with a par value of Pesos $1,000 with a and unlimited variable capital.

(b)     Subscription of Series A Shares, Series B Shares and Series C Shares. The Company Bylaws will include the Initial Shares and capital stock structure as provide in Section 4.2(a). The Shareholders agree to contribute capital and increase the variable capital stock of the Company in the amounts as provided in the Business Plan. Any capital increase and the respective issuance of shares will be done by the Shareholders equally and each will receive Shares to reflect such capital increase. Unless Arredondo or Ramirez do not contribute to the Company their respective share of the capital increase pursuant to the Initial Business Plan, Arredondo Shares and Ramirez Shares cannot be diluted or represent at any time less than 33% of the capital of the Company, unless otherwise approved in advance and writing by Arredondo and Ramirez respectively.

(c)     Share Certificates. The share certificates to be issued and delivered to INVO, Arredondo and Ramirez shall be signed by two (2) members of the Board of Directors as provided in the Company Bylaws.

(d)     Each certificate evidencing Shares and each certificate issued in exchange for or upon the transfer of any Shares shall satisfy all the requirements set forth in the Mexican Companies Law (Ley General de Sociedades Mercantiles). The temporary and final share certificates shall bear the following legend:

“THE TRANSFER, DISPOSITION OR ENCUMBRANCE OF THE SHARES OF THE CORPORATION IS RESTRICTED BY THE TERMS OF THE BYLAWS OF THE CORPORATION. ANY TRANSFER, DISPOSITION OR ENCUMBRANCE MADE IN VIOLATION OF SUCH TERMS SHALL BE NULL AND VOID.”

(e)     Status of Shares Upon Payment. The Shareholders agree that upon payment for the Shares in accordance with the terms hereof all of the Shares to be issued pursuant hereto will be validly issued, fully paid and non-assessable.

4.3     Organizational Filings. The Company shall make, execute and file all documents, certificates, agreements and other instruments as may be reasonably necessary or appropriate for the conduct of the business of Company and for the qualification or licensing of Company to do business in the Territory where such qualification or licensing is required in connection with the purposes of Company as set forth in the Company Bylaws, or in connection with the ownership or possession of their respective assets or properties, or conduct of the Business.

4.4     National Foreign Investment Registry. Then Company shall make, execute and file all applications, documents, certificates, and other instruments as may be reasonably necessary or appropriate to register Company with the Mexican National Foreign Investment Registry (Registro National de Inversiones Extranjeras), in accordance with the Mexican Law of Foreign Investment (Ley de Inversion Extranjera) and to file and obtain, or cause to be filed or obtained, any permits, consents, approvals, authorizations, qualifications, registrations and/or periodic reports or filings as may be reasonably necessary to comply with the Mexican Foreign Investment Law or other applicable law in Mexico with respect to the ownership by INVO, Arredondo and Ramirez

4.5     Accountants and/or Auditors. The Company shall hire the accounting firm in Mexico for general accounting and tax consulting and if required the Company shall hire auditors in Mexico, as approved by unanimously by the Board of Directors. Upon the reasonable written request of INVO, Company shall request that accounting or audit firm in Mexico consult with and provide accounting research to INVO’s outside auditors as to such matters pertaining to Company as INVO’s outside auditors may reasonably request. The accounting firm and auditor may be changed only with the prior approval of the Shareholders as provided in Company Bylaws.

4.6     Financial Statements and Other Information.

(a)     For each fiscal year, which shall end on December 31 of each year, Company shall cause all statements of income and cash flows of Company for such fiscal year, and balance sheets of Company as of the end of such fiscal year, to be audited if required either in Mexico or in the U.S. in the form of a certified audit. The audited financial statements shall be presented in accordance with the Financial Information Norms (Normas de Información Financiera “NIFS”).

(b)     Company shall promptly deliver to INVO, Arredondo, and Ramirez (i) monthly financial and operating statements, which shall include a comparison against the applicable operating budget and capital budget (before seven (7) days after the end of each quarter with interim monthly financial summaries, (ii) quarterly financial and operating statements presented in accordance with NIFS, with a review of such statements (consisting of high level procedures, such as analytics, as an audit firm would do in the US for a public company each quarter, in order to provide assurance that the quarterly results are not materially misstated), where such statements shall include a comparison against the applicable operating budget and capital budget (before thirty (30) days after the end of each quarter), (iii) annual audited financial statements in accordance with Section 4.6(a), to which Company will attach a Company prepared comparison against the Business Plan for the fiscal year and the applicable operating budget and capital budget (not later than fifty (50) days after the end of each fiscal year), (iv) remote access to daily reports of gross sales and margins by category, (v) all auditor’s reports and management letters from the auditors in connection with their audits or reviews (promptly after receipt of same by Company) and (vi) such other information and financial data concerning Company as INVO, Arredondo or Ramirez may reasonably request. In addition, Company shall reasonably cooperate with INVO, Arredondo and Ramirez in order for INVO, Arredondo and Ramirez to have real time access to the financial books and records of Company, provided however, that neither INVO, Arredondo, nor Ramirez shall have the right to input data or modify in any way the financial books and records of Company.

(c)     Arredondo and Ramirez acknowledge that INVO may require supplemental reports with respect to financial statements of the Company and agree to furnish or take necessary steps to provide any such reports.

4.7     Inspection of Property. INVO, Arredondo, and Ramirez shall each have the right to designate from time to time one person (each, an “Inspector”) who shall have the right, upon reasonable notice and during normal business hours and such other times as they may reasonably request, to (a) visit and inspect any of the operations of Company, (b) examine the corporate and financial records of Company and make copies thereof, (c) discuss the affairs, finances and accounts of Company with the directors, officers, key employees and accountants (including independent auditors) of Company, and (d) carry out such other powers and rights of a “Comisario” as provided under Article 166 of the Mexican Ley General de Sociedades Mercantiles. Copies of the corporate and financial records of Company shall be treated as confidential information.

4.8     Insurance. Company shall apply for and maintain adequate insurance for Mexican corporations of similar size engaging in similar businesses, having each of INVO, Arredondo and Ramirez as an additional named insured, in an amount and with a carrier reasonably satisfactory to INVO, Arredondo and Ramirez.

4.9     Business Plan, Budgets.

(a)     Update of Business Plan, Budgets. Company, acting through its Board of Directors, shall unanimously (i) update from time to time the Business Plan for Company in order for the Business Plan, as updated, to apply to each 12-month period after the termination of the initial plan period, (ii) approve annual operating budgets for each 12-month period after the termination of the initial plan period, and (iii) approve annual capital budgets for each 12-month period after the termination of the initial plan period. In each case, the updated Business Plan, operating budget or capital budget shall be approved and go into effect prior to the completion of the time period for which an existing Business Plan, operating budget or capital budget is in effect.

(b)     Compliance with Business Plan. Company shall be managed in accordance with the terms of an approved Business Plan for the year or other time period in question, and shall make capital expenditures only in accordance with an approved capital budget for the year or other time period in question.

5.     The Territory, Non-Competition and Other Covenants by the Shareholders.

5.1     Territory. The Shareholders agree that the Company will operate in Monterrey, Nuevo Leon, Mexico (the “Territory”) and any other cities and places in Mexico as approved by the Board or by the Shareholders. Notwithstanding, the Shareholders may agree in the future to expand the Territory and set up operations in other cities in Mexico in accordance with the terms, set forth in the Business Plan as it may be amended, modified or updated from time to time.

5.2     Exclusivity. The Shareholders agree that the Company will be the exclusive distributor of INVO Bioscience Inc and affiliates with respect the INVO Products in México, and the Shareholders agree to not compete directly or indirectly with the Company in Mexico

6.     Term; Termination and Dissolution.

6.1     Term. The term of this Shareholders Agreement shall be from the date of execution until terminated under Section 6.2.

6.2     Termination of Agreement. This Shareholders Agreement shall be terminated on the date of the first occurrence of any of the following events:

(a)     INVO, Arredondo, and Ramirez mutually agree in writing to terminate this Shareholders Agreement;

(b)     Following a sale of substantially all of the Company’s assets; or

(c)     The Shareholders sell all of their Shares to (i) one of the Shareholders; or (ii) a third party.

6.3     Survival of Provisions. Sections 5, 6.4, 12, 13, and 14-22, inclusive, any other provision hereof which specifically so provides, and any provision hereof where the context so requires, shall survive any termination of this Shareholders Agreement. Termination shall not affect any liability or obligation accrued before the date of termination.

6.4     Winding Up and Dissolution. Winding up and dissolution of Company shall occur only in accordance with the applicable provisions of the Mexican Ley General de Sociedades Mercantiles and the Company Bylaws.

7.     Transfer and Sale.

7.1     Transfers. Each Shareholder agrees not to Transfer any of its Shares (issued hereunder or hereafter acquired) except in compliance with this Shareholders Agreement. Except for Transfers to the Shareholders in accordance with this Shareholders Agreement, no Transfer shall be permitted (and any such Transfer shall be void and of no effect) unless and until each transferee delivers to Company an executed copy of this Shareholders Agreement, which signature page shall specify that such Person is bound by and takes such Shares subject to all the terms and conditions of this Shareholders Agreement. The Company Bylaws shall contain provisions incorporating the terms of Sections 7 and Section 8 to the extent necessary to ensure that such provisions are enforceable under Mexican law.

8.     Right of First Refusal on Sale of Shares.

8.1     Right of First Refusal. If any Shareholder desires to Transfer any or all of its Shares, (a) such Transfer must be pursuant to a written offer (the “Offer”) received from a proposed third party purchaser (the “Offeror”), and (b) such selling Shareholder shall give written notice of the Offer to the secretary of the Board (the “Shareholder’s Notice”) with a copy to the Chairman of the Board. The secretary shall deliver the Shareholder’s Notice to the other Shareholders (for the purpose of this Section 8 individually an “Other Shareholder” and collectively the “Other Shareholders”) by email or registered air mail not fewer than thirty (30) days before the date of the proposed disposition, which notice shall specify the terms and conditions of the Offer and the identity of the Offeror, and (c) each of the Other Shareholders shall have the option, but not the obligation, to purchase all, but not less than all, of the Shares for which the Offer was made at the price and upon the terms and conditions set forth in the Offer. Such option shall be deemed to be exercised if any or all Other Shareholders provide written notice to the selling Shareholder (the “Notice of Exercise”), within thirty (30) days after receipt of the Shareholder’s Notice, agreeing to purchase all, but not less than all, of the Shares for which the Offer was made at the price and upon substantially the terms and conditions set forth in the Offer. If one or more Other Shareholders so exercises such option, then each such Other Shareholder, unless they otherwise agreed, shall be obligated to purchase, a portion of the Shares subject to the Offer, which portion shall equal the product of (A) the total number of shares proposed to be sold by the selling Shareholder and (B) a percentage expressed as a fraction (i) the numerator of which is equal to the amount of Shares held by such Other Shareholder, and (ii) the denominator of which is equal to the total amount of Shares then owned by the Other Shareholders who have indicated a desire to buy from the selling Shareholder. Each Other Shareholder who intends to exercise the option granted to it hereunder shall advise (in writing) the Other Shareholders of such intention to exercise the option at least seven (7) days before the time prescribed for providing the Notice of Exercise pursuant to this Section 8.1.

8.2     Expiration of Option. If the Other Shareholders fail to exercise the option provided for in Section 8.1 within thirty (30) days after receipt of the Shareholder’s Notice, their option shall expire, and the selling Shareholder shall obtain board approval and thereafter shall have the right (for a period of thirty (30) days following the board approval) to sell all of the Shares subject to the Offer to the Offeror pursuant to the terms of the Offer, subject the restrictions or other limitations of this Shareholders Agreement; provided, however, that; the Offeror shall agree in writing to be bound by all of the terms and conditions of this Shareholders Agreement which apply to the selling Shareholder. If such Shares are not sold pursuant to the provisions of this Section 8.2 prior to the expiration of the thirty (30) day period specified herein, such Shares shall not be transferred to anyone without again being subject to the provisions and restrictions of this Section 8.

8.3     Shareholder’s Notice. Information contained in any Shareholder’s Notice given to the Other Shareholders (including, without limitation, the identity of the Offeror and the offered price) shall be deemed to be confidential information and shall be maintained by the Other Shareholders in confidence and shall not be divulged by them except (a) as may be required by law, or (b) in confidence to any third party providing advice or financing for the Other Shareholder’s purchase pursuant to Section 8.1. The only use of information contained in a Shareholder’s Notice shall be to enable the Other Shareholders to determine if they wish to exercise the option granted to them pursuant to Section 8.1.

9.     Corporate Governance Provisions.

9.1     Governance. The Company Bylaws shall contain the provisions of this Section 9.1, so that:

(a)     the number of members of Company’s Board of Directors (the “Board” and each member of the Board, a “Director”) shall be three (3) and their respective alternates. Each owners of Series A Shares, Series B Shares and Series C Shares shall have the right to appoint, remove and replace one (1) Director and its alternate;

(b)     the Board shall have a chairman and a secretary (the secretary may or may not be a Director);

(c)     except in the case of the initial appointments (which shall end December 31, 2020), the chairman and secretary will each serve for a period of one (1) year;

(d)     each Director shall have at least ten (10) days prior notice of every Board meeting unless otherwise agreed by such Director;

(e)     the removal from the Board of a Director shall be effected only at the written request of the party or parties who designated such Director;

(f)     the Board shall meet quarterly, with 2 (two) meetings each calendar year to be held in person, virtual, video or telephonically.

(g)     two Directors shall constitute a quorum, as long as INVO designated Director is present;

(h)     any Transfer of capital stock of Company will require the unanimous approval of the Board;

(i)     actions of the type specified on Annex I (the “Fundamental Decisions”) will require approval of all three members of the Board or approval of the holders of at least 75% of Company’s outstanding Shares;

(j)     (i) each Share shall be entitled to one vote per share and Series A Shares, Series B Shares and Series C Shares shall vote together as a single class on all matters to be voted on by shareholders of Company other than the election and removal of Directors or as expressly provided by applicable law, (ii) except at any shareholder meeting, the presence (either in person or by proxy) of shareholders holding a majority of the shares then outstanding shall be necessary in order to constitute a quorum, (iii) except as otherwise provided in this Shareholders Agreement, any action required to be taken by the shareholders shall be authorized by a majority of the votes cast, and (iv) any action requiring approval of shareholders under Mexican law may be approved by written consent in lieu of a shareholder meeting (to the extent permitted by Mexican law);

(k)     any Transfer of Shares effected in compliance with the terms of this Shareholders Agreement will be approved by a vote of shareholders to the extent such Transfer requires shareholder approval under Mexican law; and

(l)     The granting of any powers of attorney for acts of domain by Company shall require approval of at the members of the Board or approval of the holders of 75% of Company’s outstanding Shares; with respect to acts of domain, only the Board or the Shareholders at a shareholders meeting shall have the powers to authorize such acts.

9.2     Management. Arredondo, with the other Shareholders approval, will appoint, ratify and remove, when needed, the officers to be responsible for managing Company’s activities and day-to-day operations and training of physicians as may be required for the Business;

9.3     Inconsistent Terms. In case of any discrepancy between the provisions of this Shareholders Agreement and the Company Bylaws relating to any matter that in accordance with the Mexican Ley General de Sociedades Mercantiles may be agreed upon by the Shareholders, this Shareholders Agreement shall prevail. The Shareholders acknowledge that a corresponding provision has been placed in the Company Bylaws. To the extent that any of the terms and conditions of the Company Bylaws are inconsistent with any of the terms and conditions of this Shareholders Agreement, the Shareholders agree to take all actions necessary to effect such amendments to the Company Bylaws as may be necessary and appropriate to give full effect to the terms and conditions of this Shareholders Agreement, subject to the approval of the Shareholders.

10.     Business Plan: Financing of Company.

10.1     Business Plan. The Shareholders acknowledge that the Initial Business Plan includes a three-year capital budget for Company, sets forth the growth plans, amount and estimated date of Company’s capital funding needs, which shall be payable by the Shareholders in proportion to the ownership of Shares in Company in accordance with Section 10.2. Following the three-year term of the Initial Business Plan and at least annually thereafter, the Business Plan and related budgets shall be updated by the Board of Directors in accordance with Section 4.9. A failure or refusal by Directors representing either INVO, Arredondo or Ramirez, to approve an update of the Business Plan and related budgets shall not constitute a Default under this Shareholders Agreement, nor shall such failure or refusal constitute a Dispute subject to resolution under Section 12 of this Shareholders Agreement.

10.2     Capital Funding. The capital funding needs of Company, as set forth in the Initial Business Plan approved in accordance with Section 4.9, shall be provided by the subscription by each Shareholder of additional Series A Shares in the case of INVO, Series B Shares in the case of Arredondo and Series C Shares in the case of Ramirez, pro rata based on the number of Shares held by each Shareholder

11.     Anti-Corruption Policies.

Arredondo, Ramirez and INVO shall cause Company to comply, and Arredondo, Ramirez and INVO shall themselves comply, in respect of any action taken on behalf of Company or any Company Subsidiary, with the following obligations:

11.1     Anti-Corruption Principles. Company for itself, and Arredondo, Ramirez and INVO, in respect of any action taken on behalf of Company shall cause each of their respective officers, directors, employees, agents, representatives or contractors to, at all times, comply in all respects with the following operating principle: No money or other thing of value shall be offered, promised or given to:

(a)     any governmental official,

(b)     any political party or official thereof,

(c)     any candidate for political office, or

(d)     any person, while knowing or having reason to know that all or a portion of such money or thing of value will be offered, promised or given, directly or indirectly, to any of those listed above in (a), (b) or (c) inclusive, for the purpose of influencing any action, omission or decision by the recipient in order to obtain or retain business for Company, or to direct business to another.

11.2     US Foreign Corrupt Practices. Company shall comply with the terms of the US Foreign Corrupt Practices Act (“FCPA”), and with any reasonable guidance provided in writing by INVO as to specific steps required in order to comply with the terms of the FCPA.

11.3     Corrective Actions. Upon receiving information that provides reasonable certainty that any such payment has been made, or action has been taken, in violation of the foregoing operating principle, Company shall;

(a)     advise INVO, Arredondo and Ramirez of the occurrence; and

(b)     take all actions reasonably necessary to mitigate, correct and report such occurrence, under law or otherwise (such steps may include termination or severance of the individual(s) involved).

12.     Arbitration.

12.1     Exclusive Method for Resolution of Disputes. Each of the Shareholders, on behalf of itself and its Affiliates, agrees that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying claims arising out of, pertaining to or otherwise concerning this Shareholders Agreement (the “Disputes,” and individually a “Dispute”).

12.2     Applicable Rules. The Shareholders hereby agree and acknowledge that, except as otherwise provided in this Section 12, the arbitration shall be conducted pursuant to the International Chamber of Commerce Rules of Arbitration (“ICC Rules”), as in effect at the date on which the request for arbitration is submitted to the Secretariat of the International Court of Arbitration of the International Chamber of Commerce (“Secretarial”).

12.3     Procedures for Initiation of Arbitration. In the event that any Shareholder asserts that there exists a Dispute, such Shareholder shall deliver a written notice to each other party involved therein specifying the nature of the asserted Dispute. A meeting to attempt to resolve the Dispute shall take place among representatives of the parties to the Dispute within ten (10) Business Days after the date on which the written notice is delivered to the other parties to the Dispute, and if no resolution is reached within ten (10) Business Days after the last day on which the meeting is to be held, the matter will be referred to the representatives of INVO, Arredondo, and Ramirez for good faith discussions to resolve the Dispute. If said individuals cannot resolve the Dispute, any party (the “Disputing Person”) to the Dispute may thereafter commence arbitration hereunder by delivering to the Secretariat a Request for Arbitration (a “Request for Arbitration”) in the form, and containing the information, set forth in Article 4 of the ICC Rules.

12.4     Venue, Language. All arbitrations commenced pursuant to this Article 16 shall be held in Monterrey, Nuevo León, México, and shall be conducted in the English language provided that translations into Spanish (and translators) shall be made available if requested by any party to the Dispute.

12.5     Selection of Arbitrators. The Arbitral Tribunal shall be composed of one arbitrator, selected as provided in accordance with the ICC Rules.

12.6     Award/Confirmation, Vacation and Enforcement. The Arbitral Tribunal shall conduct the arbitration proceedings with all deliberate speed such that a final award (the “Award”) is published to the parties expeditiously. The Award shall be final and binding on all parties and subject to confirmation proceedings, proceedings to vacate and proceedings to enforce the Award as provided in the United Nations Convention on the Enforcement of Foreign Arbitral Awards; and, each party hereby consents to personal jurisdiction before any courts of competent jurisdiction in all such locations for the purposes of confirmation proceedings, proceedings to vacate and proceedings to enforce the Award.

13.     Confidentiality.

Arredondo, Ramirez and INVO or their respective Affiliates, shall have the rights and obligations with respect to Confidential Information as set forth in this Section 13, if either Shareholder or its Affiliates discloses Confidential Information to or receives Confidential Information from the (i) other Shareholder or its Affiliates, or (ii) Company. In addition, Company shall, and Shareholders shall cause Company to, have the rights and obligations with respect to Confidential Information as set forth in this Section 13, if Company discloses Confidential Information to or receives Confidential Information from the Shareholders, or either of them, or their respective Affiliates.

13.1     Confidential Information. “Confidential Information” shall mean information disclosed by a Shareholder or its Affiliates, or Company (the “Disclosing Party”) to any of Company or Shareholders, or its Affiliates, who is not the Disclosing Party (the “Recipient”) in connection with the discussions and negotiation leading up to the execution of this Shareholders Agreement, and in connection with matters arising out of, pertaining to or otherwise concerning this Shareholders Agreement and the related agreements and documents including but not limited to the Contracts and the Company Bylaws (collectively, the “Purpose”), even if before the date first written above, which is in written, electronic, photographic, or other tangible form, and which is marked “Confidential,” “Proprietary,” “Private,” or in any other manner indicating its confidential and/or proprietary nature, including, without limitation: sales data, product data, and customer data/information (e.g. INVO IVC data). If any information is disclosed orally or visually and the Disclosing Party intends that information to be subject to this Shareholders Agreement, the Disclosing Party must promptly notify the Recipient summarizing such information. Confidential Information made available hereunder may include information of third parties, such as Affiliates.

13.2     Restrictions on Disclosure and Use. Recipient may use the Confidential Information solely for the Purpose and shall not disclose Confidential Information except as expressly set forth herein and provided that Recipient shall be liable for any breach of the provisions hereof by any party to whom Recipient has disclosed the Confidential Information. Recipient may disclose the Confidential Information within its organization only to those having a need to know for the Purpose and having an obligation to protect information as required by this Agreement. The Confidential Information may be disclosed to Recipient’s legal counsel. In addition, Confidential Information of the Disclosing Party may be disclosed to Recipient’s Affiliates, financial institutions, or subcontractors which, in each case, has a need to know for the Purpose and to Disclosing Party’s knowledge, after reasonable inquiry, does not have an interest competitive or adverse to Disclosing Party, provided the financial institution or subcontractor is subject to a written agreement, substantially in accordance with this Shareholders Agreement, including the restrictions on use and disclosure, and provided such recipient warrants its affiliate’s compliance with the terms of this Agreement. In no case shall Recipient or its Affiliates, financial institution, or subcontractor use the Confidential Information from Disclosing Party to produce services or products competitive with those of the Disclosing Party, except that Company shall have the right to use the Confidential Information from Disclosing Party to produce services or products competitive in the Territory subject to and in accordance with the terms of this Shareholders Agreement.

13.3     Exceptions. Recipient’s obligation of confidentiality and restriction on use shall not apply to information when it is: (a) known to Recipient before receipt from Disclosing Party, (b) generally available to the public (or becomes so) without the fault or negligence of Recipient; (c) received by Recipient from a source other than Disclosing Party without breach of an obligation of confidentiality owed by the Disclosing Party; or (d) independently developed by Recipient without any use of Disclosing Party’s Confidential Information.

13.4     Required Disclosures. Recipient is permitted to disclose Confidential Information as required by law or regulation provided, however, that Recipient shall (a) give Disclosing Party written notice promptly upon receipt of a disclosure requirement and before the disclosure is made to allow the Disclosing Party the opportunity to take appropriate legal measures to protect the Confidential Information, (b) take reasonable actions and provide reasonable assistance to the Disclosing Party to secure confidential treatment of the Confidential Information, and (c) disclose only such Confidential Information as is required. Recipient shall make only such copies of the Confidential Information as in its reasonable judgment are necessary for the Purpose. Any such copies shall reproduce proprietary marking included therein.

13.5     No Rights Granted. Nothing herein shall be construed as granting to Recipient any proprietary rights, express or implied, including but not limited to copyright, patent, trade secret, or trademark rights in Disclosing Party’s Confidential Information, other than the right to use it for the mutual Purpose of this Agreement.

13.6     Enforcement by Government Action In Mexico. The parties acknowledge that Confidential Information may include industrial secrets (secretos industrials) for purposes of Mexico’s Industrial Property Law (Ley de Propiedad Industrial), to the extent such Confidential Information is reflected in documents or other media or instruments, as required by Mexico’s Industrial Property Law, and that any unauthorized use or disclosure of Confidential Information, insofar as it constitutes industrial secrets under Mexican law, may be subject to enforcement action by the Mexican Institute of Industrial Property (Institute Mexicano de Propiedad Industrial) or other agencies or instrumentalities of the Mexican government.

14.     Notices.

Any notice required or permitted to be given hereunder shall be in writing and shall be served upon the other by express carrier and shall be considered delivered two (2) business days after deposit with the express carrier, whether or not the addressee signs for such. Such notices may alternatively be made by facsimile transmission, or by express mail with confirmation by express carrier. Any notice to INVO shall be addressed to:

INVO

5582 Broadcast Court

Sarasota, FL 34240

U.S.A.

Attention: Christopher Myer

and to

Sheppard Mullin Richter & Hampton, LLP

12275 El Camino Real

San Diego, CA 92130

U.S.A.

Attn.: Laura Nava, Esq.

Jerry Gumpel

.

Any notice to Arredondo all be addressed to:

Francisco Arredondo, M.D. PLLC

4 Chipping Glen,

San Antonio, Texas, USA, 78257

Attention: Francisco Arredondo

Any notice to Ramirez all be addressed to:

Security and Health, LLC

2000 South Main Street, Suite 585

McAllen, Texas, 78503

Attention: Ramiro Ramirez

15.     Successors and Assigns.

This Shareholders Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, including each subsequent holder of the Shares. Except for its rights to subscribe for additional Shares under Section 10.2, the parties to this Shareholders Agreement may assign (in whole or in part) any of its respective rights hereunder at any time without the prior written consent of the other party to this Shareholders Agreement. Each of INVO, Arredondo and Ramirez may transfer its rights to the Shares subject to the provisions of this Shareholders Agreement.

16.     Governing Law.

This Shareholders Agreement, and all rights and obligations of the parties relating to this Shareholders Agreement, shall be governed by and construed in accordance with the laws of Mexico, without giving effect to any choice-of-law or conflict-of-law provision or rule that would cause the application of the laws of any other jurisdiction.

17.     Interpretation.

This Shareholders Agreement is executed in the English language. The headings contained in this Shareholders Agreement are for convenience only and shall not affect the interpretation of this Shareholders Agreement. In this Shareholders Agreement, the word “including” shall not be taken to limit a more general preceding term or phrase, the words “hereof” and “herein” and “hereunder” refer to this Shareholders Agreement as a whole, and a reference to a Section shall mean a reference to a Section of this Shareholders Agreement.

18.     Waiver.

The failure of one party hereto to enforce at any time any of the provisions of this Shareholders Agreement, or any rights in respect thereto, or to exercise any election herein provided, shall in no way be considered to be a waiver of such provision, rights or elections or in any way to affect the validity of this Shareholders Agreement. Any waiver must be in writing.

19.     Survival of Representations and Warranties.

All representations and warranties contained herein shall survive the execution and delivery of this Shareholders Agreement and the consummation of the transactions contemplated hereby.

20.     Amendment.

This Shareholders Agreement may be amended only by a written agreement embodying the full terms of the amendment signed by authorized representatives of each party hereto.

21.     Counterparts.

This Shareholders Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all of which, taken together, shall constitute one and the same agreement.

22.     Specific Performance.

Each of INVO, Arredondo and Ramirez acknowledges that money damages would not be a sufficient remedy for any breach by it of this Shareholders Agreement and agrees that the other party hereto shall be entitled to specific performance and injunctive relief as remedies for any such breach.

[The remainder of this page is intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement on the date first written above.

INVO Centers, LLC. By: /s/ Chris Myer Name: Chris Myer Title: Vice President Business Development
Francisco Arredondo, M.D. PLLC By: /s/Francisco Arredondo, M.D. PLLC Name: Francisco Arendondo Title: MD MPH
Security and Health, LLC. By: /s/ Ramiro Ramirez Guiterrez Name: Ramiro Ramirez Guiterrez Title: MD

Annex

Annex I - List of Fundamental Decisions

Exhibits

Exhibit A     -     Form of Company Bylaws

Exhibit B     -     Business Plan

Exhibit C     -     Form of INVO Purchase Order

Exhibit D     –     Form Independent Contractor Agreement

Annex/Exhibits

Annex 1

List of Fundamental Decisions

1.	The Business Plan and its amendments.

2.	Annual budget of the Company.

3.	Any merger or joint venture involving Company;

4.	The expansion of the business of Company beyond the Territory, or the engagement in any business unrelated to the Business;

5.	Liquidation, dissolution or bankruptcy filing by Company;

6.

Other than a capitalization contemplated by the Business Plan or the annual budget, approving (a) any fixed or variable capital increase, (b) the issuance of shares, or options, warrants or rights of any kind to acquire Shares, or any instruments or obligations convertible into securities of Company, (c) the issuance to a person other than Company or a Subsidiary of Company of securities of any Subsidiary of Company, or options, warrants or rights of any kind to acquire securities of any Subsidiary of Company, or any instruments or obligations convertible into securities of any Subsidiary of Company, (d) or the purchase by Company or any of its Subsidiaries or Affiliates of any of Company’s issued and outstanding shares or the shares of any of its Subsidiaries;

7.	The declaration of dividends by Company other than pursuant to a Shareholders’ resolution or a dividend policy approved by the Shareholders;

8.	Any disposition of all or substantially all of the assets of the Company;

9.	The granting of liens on any property of the Company or its subsidiaries which are outside the ordinary course of business;

10.	The amendment of the governing documents (estatutos sociales) of Company or any of the Subsidiaries;

11.	Hiring the Company’s accountants and/or auditors;

12.	All other matters which require shareholder approval at an extraordinary shareholders meeting under Mexican corporation law;

13.

Capital expenditures or the disposition of assets in any fiscal year, in each case greater than US$5,000 individually or US$5,000 in the aggregate, unless specifically approved in the Business Plan or the annual budget; and

14.

Entering into any agreements outside of Company’s normal course of business which provide for payments or assumption of liabilities in excess of US$5,000 unless specifically approved in the Business Plan.